Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BRAVEHEART BIO, INC.
(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)
Braveheart Bio, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
1.    That the name of this corporation is Braveheart Bio, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on May 13, 2024 under the name Braveheart Bio, Inc.
2.    That the Board of Directors of this corporation (the “Board of Directors”) duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:
RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:
FIRST: The name of this corporation is Braveheart Bio, Inc. (the “Corporation”).
SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.
FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 553,000,000. The Corporation has two classes of stock, referred to as Common Stock and Preferred Stock. There are 335,500,000 shares of authorized Common Stock, $0.0001 par value per share (“Common Stock”), of which 303,000,000 are hereby designated as voting Common Stock, $0.0001 par value per share (“Voting Common Stock”) and 32,500,000 of which are hereby designated as non-voting Common Stock, $0.0001 par value per share (“Non-Voting Common Stock”) and 217,500,000 shares of authorized Preferred Stock, $0.00001 par value per share (“Preferred Stock”), 185,000,000 of which are hereby designated as “Series A Preferred Stock”, and 32,500,000 of which are hereby designated as “Non-Voting Series A Preferred Stock”.
The following is a statement of the designations and the powers, preferences and special rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.
A.    COMMON STOCK

1.    General. The Common Stock shall be divided into two series. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the powers, preferences and special rights of the holders of the Preferred Stock set forth herein. All references herein to “Common Stock” or “shares of Common Stock” without further designation refer, collectively, to the Corporation’s Voting Common Stock and Non-Voting Common Stock.
Upon the effectiveness of the filing of Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) first inserting this sentence with the Office of the Secretary of State of the State of Delaware, each issued share of Common Stock then-outstanding shall automatically be reclassified and changed into one share of Voting Common Stock, without the need for any further action by the Corporation or any holder thereof. Each stock certificate (or book entry) representing issued and outstanding shares of Common Stock immediately prior to such reclassification shall, from and after such reclassification, represent that number of shares of Voting Common Stock into which such shares shall have been reclassified pursuant to the preceding sentence; provided, however, that each holder of any stock certificate(s) that represented shares of Common Stock immediately prior to such reclassification shall be entitled to receive, upon surrender of such certificate(s), one or more certificates evidencing and representing the number of shares of Voting Common Stock into which the shares represented by such certificate(s) shall have been reclassified.
2.    Voting. Except as otherwise provided herein or by applicable law, the holders of the Voting Common Stock shall be entitled to one vote for each share of Voting Common Stock held as of the applicable record date for each meeting of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Voting Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the General Corporation Law. The holders of Non-Voting Common Stock shall have no voting rights. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation entitled to vote on such matters representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.
3.    Liquidation, Dissolution or Winding Up. The Non-Voting Common Stock shall rank on parity with the Voting Common Stock as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.
4.    Conversion. At any time following the earlier of (x) the closing of a Qualified IPO (as defined below) and (y) the date on which the Corporation first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), each holder of shares of Non-Voting Common Stock shall have the right to convert each share of Non-Voting Common Stock held by such holder into one (1) share (subject to appropriate adjustment in the event of any stock dividend, stock split, reverse stock split, combination or other similar recapitalization with respect to the Voting Common Stock) of Voting Common Stock at such holder’s election by providing written notice to the Corporation; provided, however, that such shares of Non-Voting Common Stock may only be converted into shares of Voting Common Stock during such time or times as immediately prior to or as a result of such conversion would not result in the holder(s) thereof beneficially owning (for purposes of Section 13(d) of the Exchange Act), when aggregated with affiliates with whom such holder is required to aggregate beneficial ownership for purposes of Section 13(d) of the Exchange Act, in excess of the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” means, initially, 9.99% of the Voting Common Stock. Any holder of Non-Voting Common Stock may increase the Beneficial Ownership Limitation with respect to such holder, not to exceed 19.99% of the Voting Common Stock, upon 61 days’ prior written notice to the Corporation and may decrease the Beneficial Ownership Limitation at any time upon providing written notice of such election to the Corporation. Before any holder of Non-Voting Common Stock shall be entitled to convert any shares of Non-Voting Common Stock into shares of Voting Common Stock, such holder shall (A) surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Non-Voting Common Stock, and (B) provide written notice to the Corporation, during regular business hours at its principal corporate office, of such conversion election (in form reasonably satisfactory to the Corporation) and shall state therein the name or names (i) in which the certificate or certificates representing the shares of Voting Common Stock into which the shares of Non-Voting Common Stock are so converted are to be issued (if such shares of Voting Common Stock are certificated) or (ii) in which such shares of Voting Common Stock are to be registered in book-entry form (if such shares of Voting Common Stock are uncertificated). If the shares of Voting Common Stock into which the shares of Non-Voting Common Stock are to be converted are to be issued in a name or names other than the name of the holder of the shares of Non-Voting Common Stock being converted, such notice shall be accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the holder. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Voting Common Stock to which such holder shall be entitled upon such conversion (if such shares of Voting Common Stock are certificated) or shall register such shares of Voting Common Stock in book-entry form (if such shares of Voting Common Stock are uncertificated). Such conversion shall be deemed to be effective immediately prior to the close of business on the date of such surrender of the shares of Non-Voting Common Stock to be converted following or contemporaneously with the provision of written notice of such conversion election as required by this section, the shares of Voting Common Stock issuable upon such conversion shall be deemed to be outstanding as of such time, and the person or persons entitled to receive the shares of Voting Common Stock issuable upon such conversion shall be deemed to be the record holder or holders of such shares of Voting Common Stock as of such time. Notwithstanding anything herein to the contrary, shares of Non-Voting Common Stock represented by a lost, stolen or destroyed stock certificate may be converted if the holder thereof notifies the Corporation or its transfer agent that such certificate has been lost, stolen or destroyed and makes an affidavit of that fact acceptable to the Corporation and executes an agreement acceptable to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificate.  The effectiveness of any conversion of any shares of Non-Voting Common Stock into shares of Voting Common Stock is subject to the expiration or early termination of any applicable premerger notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
B.    PREFERRED STOCK
The shares of the Preferred Stock shall have the powers, preferences and special rights set forth in this Part B of this Article Fourth. Unless otherwise indicated, references to “sections” or “Sections” in this Part B of this Article Fourth refer to sections of Part B of this Article Fourth. The holders of Non-Voting Series A Preferred Stock are not entitled to any votes whatsoever with respect to any share of Non-Voting Series A Preferred Stock held thereby, whether at a meeting of stockholders, in written actions in lieu of meetings or otherwise, except as may be otherwise required by law. The term “Voting Preferred Stock” shall mean the Series A Preferred Stock and “Convertible Preferred Stock” shall mean the Series A Preferred Stock and Non-Voting Series A Preferred Stock.
1.    Dividends.

1.1    Series A Preferred Stock and Non-Voting Series A Preferred Stock. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock, the product of (A) the dividend declared, paid or set aside on such Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of such Series A Preferred Stock; (ii) in the case of a dividend on a class or series of capital stock that is convertible into Common Stock, the product of (A) the dividend declared, paid or set aside per share of such class or series of capital stock and (B) the number of shares of Common Stock issuable upon conversion of a share of such Series A Preferred Stock, divided by the number of shares of Common Stock issuable upon conversion of a share of such class or series of capital stock; or (iii) in the case of a dividend on any class or series that is not convertible into Common Stock, the product of (A) the amount of the dividend payable on each share of such class or series of capital stock divided by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) the applicable Original Issue Price (as defined below) of Series A Preferred Stock; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A Preferred Stock pursuant to this Section Error! Reference source not found. shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend for the Series A Preferred Stock. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Certificate of Incorporation) the holders of the Non-Voting Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Non-Voting Series A Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock, the product of (A) the dividend declared, paid or set aside on such Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of such Non-Voting Series A Preferred Stock; (ii) in the case of a dividend on a class or series of capital stock that is convertible into Common Stock, the product of (A) the dividend declared, paid or set aside per share of such class or series of capital stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Non-Voting Series A Preferred Stock, divided by the number of shares of Common Stock issuable upon conversion of a share of such class or series of capital stock; or (iii) in the case of a dividend on any class or series that is not convertible into Common Stock, the product of (A) the amount of the dividend payable on each share of such class or series of capital stock divided by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) the applicable Original Issue Price of Non-Voting Series A Preferred Stock; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Non-Voting Series A Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Non-Voting Series A Preferred Stock dividend for the Non-Voting Series A Preferred Stock. In connection with a dividend declared on the Common Stock and payable in securities other than Common Stock (or rights to acquire, or securities convertible into or exchangeable for, shares of Common Stock), the holders of Non-Voting Common Stock may receive non-voting securities (or rights to acquire, or securities convertible into or exchangeable for, non-voting securities) otherwise substantially identical to the securities issuable to the holders of Voting Common Stock. The “Original Issue Price” shall mean, with respect to the Series A Preferred Stock, $1.00 per share, and with respect to the Non-Voting Series A

Preferred Stock, $1.00 per share, each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the applicable Preferred Stock.
2.    Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.
2.1    Preferential Payments to Holders of Preferred Stock.
2.1.1    Preferential Payments to Holders of Series A Preferred Stock. In the event of (a) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and (b) a Deemed Liquidation Event (as defined below), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds (as defined below), as applicable, on a pari passu basis based on the Series A Liquidation Amount (as defined below) and before any payment shall be made to the holders of Non-Voting Series A Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share of Series A Preferred Stock equal to the greater of (i) the applicable Original Issue Price of Series A Preferred Stock, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock (and all shares of all other series of Preferred Stock that would receive a larger distribution per share if such series of Preferred Stock were converted into Common Stock) been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Section 2.1, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
2.1.2    Preferential Payments to Holders of Non-Voting Series A Preferred Stock. In the event of (a) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Non-Voting Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, and (b) a Deemed Liquidation Event, the holders of Non-Voting Series A Preferred Stock then outstanding shall be entitled to be paid out of the consideration payable to stockholders in such Deemed Liquidation Event or out of the Available Proceeds, as applicable, on a pari passu basis based on the Non-Voting Series A Liquidation Amount (as defined below) after the payment in full of the Series A Liquidation Amount, and before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share of Non-Voting Series A Preferred Stock equal to the greater of (i) the applicable Original Issue Price of Non-Voting Series A Preferred Stock, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Non-Voting Series A Preferred Stock (and all shares of all other series of Preferred Stock that would receive a larger distribution per share if such series of Preferred Stock were converted into Common Stock) been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the amount payable pursuant to this sentence is hereinafter referred to as the “Non-Voting Series A Liquidation Amount” and collectively with the Series A Liquidation Amount, the “Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Non-Voting Series A

Preferred Stock the full amount to which they shall be entitled under this Section 2.1.2 the holders of shares of Non-Voting Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.
2.2    Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of all Liquidation Amounts required to be paid to the holders of shares of Preferred Stock pursuant to Section 2.1, the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Deemed Liquidation Event, the consideration not payable to the holders of shares of Preferred Stock pursuant to Section 2.1 or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares of Common Stock held by each such holder.
2.3    Deemed Liquidation Events.
2.3.1    Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless (i) the holders of at least 55% of the outstanding shares of Voting Preferred Stock, voting together as a single class on an as-converted to Common Stock basis and (ii) at least two of three of the Lead Investors (as defined in the Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”) dated as of the date hereof); provided such Lead Investor is not a Defaulting Purchaser (as defined below) ((i) and (ii), the “Requisite Holders”), elect otherwise by written notice sent to the Corporation at least 10 days prior to the effective date of any such event:
(a)    a merger, consolidation, statutory conversion, transfer, domestication, or continuance in which
(i)the Corporation is a constituent party or
(ii)a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger, consolidation, statutory conversion, transfer, domestication, or continuance, except any such merger, consolidation, statutory conversion, transfer, domestication, or continuance involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger, consolidation, statutory conversion, transfer, domestication, or continuance continue to represent, or are converted into or exchanged for shares of capital stock or other equity interests that represent, immediately following such merger, consolidation, statutory conversion, transfer, domestication, or continuance, a majority, by voting power, of the capital stock or other equity interests of (1) the surviving or resulting corporation or entity; or (2) if the surviving or resulting corporation or entity is a wholly owned subsidiary of another corporation or entity immediately following such merger, consolidation, statutory conversion, transfer, domestication, or continuance, the parent corporation or entity of such surviving or resulting corporation or entity; or
(b)    (i) the sale, lease, transfer, exclusive license or other disposition , in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or (ii) the sale, lease, transfer, exclusive license or other disposition (whether by merger, consolidation, statutory conversion, domestication, continuance or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.
2.3.2    Effecting a Deemed Liquidation Event.
(a)    The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 2.3.1(a)(i) unless the agreement or plan with respect to such transaction, or terms of such transaction (any such agreement, plan or terms, the “Transaction Document”), provide that the consideration payable to the stockholders of the Corporation in such Deemed Liquidation Event shall be allocated to the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2.
(b)    In the event of a Deemed Liquidation Event referred to in Section 2.3.1(a)(ii) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Convertible Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (ii) to require the redemption of such shares of Convertible Preferred Stock, and (ii) if the Requisite Holders so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, any other expenses reasonably related to such Deemed Liquidation Event or any other expenses incident to the dissolution of the Corporation as provided herein, in each case as determined in good faith by the Board of Directors), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”) on the 150th day after such Deemed Liquidation Event (the “DLE Redemption Date”), to redeem all outstanding shares of Series A Preferred Stock at a price per share equal to the Series A Liquidation Amount and after the redemption in full of all outstanding shares of Series A Preferred Stock, to redeem all outstanding shares of Non-Voting Series A Preferred Stock at a price per share equal to the Non-Voting Series A Liquidation Amount; provided, that if the definitive agreements governing such Deemed Liquidation Event contain contingent indemnification obligations on the part of the Corporation and prohibit the Corporation from distributing all or a portion of the Available Proceeds while such indemnification obligations remain outstanding, then the DLE Redemption Date shall automatically be extended to the date that is ten business days following the date on which such prohibition expires. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Convertible Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Convertible Preferred Stock to the fullest extent of such Available Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Available Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section 2.3.2(b), the Corporation shall not expend or dissipate the Available Proceeds for any purpose, except to discharge expenses incurred in connection with such Deemed Liquidation Event. In connection with a distribution or redemption provided for in Section 2.3.2, the Corporation shall send written notice of the redemption (the “Redemption Notice”) to each holder of record of Convertible Preferred Stock. Each Redemption Notice shall state:
(i)the number of shares of Convertible Preferred

Stock held by the holder that the Corporation shall redeem on the date specified in the Redemption Notice;
(ii)the redemption date and the price per share at which the shares of Convertible Preferred Stock are being redeemed;
(iii)for holders of shares in certificated form, that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Convertible Preferred Stock to be redeemed.
If the Redemption Notice shall have been duly given, and if payment is tendered or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Convertible Preferred Stock so called for redemption shall not have been surrendered, all rights with respect to such shares shall forthwith after the date terminate, except only the right of the holders to receive the payment without interest upon surrender of any such certificate or certificates therefor.
2.3.3    Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. The value of such property, rights or securities shall be determined in good faith by the Board of Directors.
2.3.4    Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Transaction Document shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 2.3.4, consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.
3.    Voting.
3.1    General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of a meeting), each holder of outstanding shares of Voting Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Voting Preferred Stock held by such holder are convertible (as provided in Section 4 below) as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of this Certificate of Incorporation, holders of Voting Preferred Stock shall vote together with the holders of Voting Common Stock as a single class and on an as-converted to Common Stock basis.
3.2    Election of Directors.
(a)    (i) At all times when any shares of Series A Preferred Stock remain outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Series A Preferred Stock), (x) the holders of record of the shares of Series A Preferred Stock, exclusively and voting together as a separate class on an as-converted to Common Stock basis, shall be entitled to elect five directors of the Corporation (the “Preferred Director”); and (y) the holders of record of the shares of Voting Common Stock, exclusively and voting together as a separate class, shall be entitled to elect two directors of the Corporation; and (ii) the holders of record of the shares of Voting Common Stock and of any other class or series of voting stock (including the Voting Preferred Stock), exclusively and voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect the balance of the total number of directors of the Corporation (the “At-Large Directors”). Notwithstanding the foregoing, for administrative convenience, the initial Preferred Directors may also be appointed by the Board of Directors in connection with the approval of the initial issuance of Series A Preferred Stock without a separate action by the holders of Series A Preferred Stock.
(b)    Any director elected as provided in Section 3.2(a)(i) or Section 3.2(a)(ii) or appointed by the last sentence of Section 3.2(a) may be removed without cause by, and only by, the affirmative vote of the holders of a majority of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.
(c)
(i)If the holders of shares of Series A Preferred Stock or Voting Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors pursuant to Section 3.2(a) (and to the extent any of such directorships is not otherwise filled by a director appointed in accordance with the proviso in Section 3.2(a)), then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock or Voting Common Stock, as the case may be, fill such directorship in accordance with Section 3.2(a).
(ii)A vacancy in any At-Large Director seat can be filled by either (A) the vote or written consent in lieu of a meeting of the stockholders entitled to elect the At-Large Directors, or (B) the vote or written consent in lieu of a meeting of a majority of the remaining director(s).
(d)    At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series of capital stock entitled to elect such director shall constitute a quorum for the purpose of electing such director.
(e) For purposes of this Certificate of Incorporation, “Requisite Directors” means the Board of Directors including a majority of the Preferred Directors then seated.
3.3    Series A Preferred Stock Protective Provisions. At any time when any shares of Series A Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, reorganization, recapitalization, reclassification, waiver, statutory conversion, or otherwise, effect any of the following acts or transactions without (in addition to any other vote required by law or this Certificate of Incorporation) the written consent or affirmative vote of the Requisite Holders, and any such act or transaction that has not been approved by such consent or vote prior to such act or transaction being effected shall be null and void ab initio, and of no force or effect.
3.3.1    liquidate, dissolve or wind-up the business and affairs of the Corporation or effect any Deemed Liquidation Event;
3.3.2    amend, alter or repeal any provision of this Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the special rights, powers and preferences of the Series A Preferred Stock;
3.3.3    effect any merger, consolidation, reorganization, statutory conversion, transfer, domestication, or continuance pursuant to which the holders of the Corporation’s Preferred Stock immediately prior to such transaction are issued securities in such transaction in lieu of such shares of Preferred Stock that have special rights, powers and preferences that are materially less favorable than the special rights, powers and preferences of such Preferred Stock immediately prior to such transaction;
3.3.4    create any capital stock unless the same ranks junior to the Series A Preferred Stock with respect to its special rights, powers and preferences;
3.3.5    increase or decrease the authorized number of shares of Series A Preferred Stock;
3.3.6    sell, issue, sponsor, create or distribute, or cause or permit any of its subsidiaries to sell, issue, sponsor, create or distribute, any digital tokens, cryptocurrency or other blockchain-based assets (collectively, “Tokens”), including through a pre-sale, initial coin offering, token distribution event or crowdfunding, or through the issuance of any instrument convertible into or exchangeable for Tokens;
3.3.7    purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price thereof and (iv) redemptions, dividends or repurchases approved by the Board of Directors;

3.3.8    unless the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would not exceed $100,000 other than equipment leases, bank lines of credit or trade payables incurred in the ordinary course of business, create, or issue, any debt security, create any lien or security interest (except for purchase money liens or statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business), or incur other indebtedness for borrowed money, including but not limited to obligations and contingent obligations under guarantees, or permit any subsidiary to take any such action with respect to any debt security lien, security interest or other indebtedness for borrowed money unless such debt security has received the prior approval by the Requisite Directors;
3.3.9    create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Corporation (or substantially wholly owned other than de minimis holdings of a second holder required by non-U.S. law), or permit any subsidiary to create, or issue or obligate itself to issue, any shares of any class or series of capital stock, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Corporation, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;
3.3.10    increase or decrease the authorized number of directors constituting the Board of Directors, or change the number of votes entitled to be cast by any director or directors on any matter; or
3.3.11    unless otherwise approved by the Requisite Directors:
(a)    unless already included in the annual budget approved by the Requisite Directors, make, or permit any subsidiary to make, any loan or advance to any entity or individual, including, without limitation, any employee or director of the Corporation or any subsidiary, except advances and similar expenditures in the ordinary course of business;
(b)    hire, terminate, or change the compensation of, approve or amend any stock or option awards to, or enter into any non-employment related transaction with, the Chief Executive Officer, any individual reporting directly to the Board of Directors, or executive-level individual reporting directly to the Chief Executive Officer, or any immediate family member of any such individual; or
(c)    enter into any commercial contract outside the ordinary course of business involving the payment, contribution, or assignment by the Corporation of money or assets having a value (as determined by the Board of Directors in a manner consistent with the agreements governing such relationship) greater than $500,000.
3.4    Non-Voting Series A Preferred Stock Protective Provisions. At any time when any shares of Non-Voting Series A Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, reorganization, recapitalization, reclassification, waiver, statutory conversion, or otherwise, effect any of the following acts or transactions without (in addition to any other vote required by law or this Certificate of Incorporation) the written consent or affirmative vote of the holders of a majority of the then-outstanding shares of Non-Voting Series A Preferred Stock, and any such act or transaction that has not been approved by such consent or vote prior to such act or transaction being effected shall be null and void ab initio, and of no force or effect.

3.4.1    amend, alter or repeal any provision of this Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the special rights, powers and preferences of the Non-Voting Series A Preferred Stock or the Non-Voting Common Stock; provided, that, in no event shall the authorization or issuance of new securities in a future equity financing of the Corporation be deemed to adversely affect special rights, powers and preferences of the Non-Voting Series A Preferred Stock;
3.4.2    effect any merger, consolidation, reorganization, statutory conversion, transfer, domestication, or continuance pursuant to which the holders of the Corporation’s Non-Voting Series A Preferred Stock immediately prior to such transaction are issued securities in such transaction in lieu of such shares of Non-Voting Series A Preferred Stock that have special rights, powers and preferences that are materially less favorable than the special rights, powers and preferences of such Non-Voting Series A Preferred Stock immediately prior to such transaction;
3.4.3    create any capital stock that ranks senior to the Non-Voting Series A Preferred Stock with respect to its special rights, powers and preferences unless the same ranks pari passu with or senior to the Series A Preferred Stock with respect to its special rights, powers and preferences; or
3.4.4    increase or decrease the authorized number of shares of Non-Voting Series A Preferred Stock.
4.    Optional Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
4.1    Right to Convert.
4.1.1    Conversion Ratio.
(a)    Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time following the consummation or termination of the Milestone Closing (as defined in the Purchase Agreement), and without the payment of additional consideration by the holder thereof, into such whole number of fully paid and non-assessable shares of Voting Common Stock (calculated as provided in Section 4.2 below), as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price (as defined below) in effect at the time of conversion.
(b)    Each share of Non-Voting Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time, and without the payment of additional consideration by the holder thereof, into such whole number of fully paid and non-assessable shares of Non-Voting Common Stock (calculated as provided in Section 4.2 below), as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price in effect at the time of conversion.
(c)    The “Conversion Price” applicable to the Convertible Preferred Stock as of the Original Issue Date shall be equal to $1.00 per share of Series A Preferred Stock and $1.00 per share of Non-Voting Series A Preferred Stock. Such initial Conversion Price for the applicable series of Convertible Preferred Stock, and the rate at which shares of such series of Convertible Preferred Stock may be converted into shares of the applicable series of Common Stock, shall be subject to adjustment as provided in this Section 4.

4.1.2    Termination of Conversion Rights. In the event of a notice of redemption of any shares of Convertible Preferred Stock pursuant to Section 2.3.2(b), the Conversion Rights of the shares designated for redemption shall terminate at 5:00 p.m. Eastern time (the “close of business” for purposes hereof) on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Convertible Preferred Stock; provided that the foregoing termination of Conversion Rights shall not affect the amount(s) otherwise paid or payable in accordance with Section 2.1 to the holders of Convertible Preferred Stock pursuant to such liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event.
4.2    Number of Shares Issuable Upon Conversion. The number of shares of Common Stock issuable to a holder of Convertible Preferred Stock upon conversion of such Convertible Preferred Stock shall be the nearest whole share, after aggregating all fractional interests in shares of Common Stock that would otherwise be issuable upon conversion of all shares of that same series of Convertible Preferred Stock being converted by such holder (with any fractional interests after such aggregation representing 0.5 or greater of a whole share being entitled to a whole share). For the avoidance of doubt, no fractional interests in shares of Common Stock shall be created or issuable as a result of the conversion of the Convertible Preferred Stock pursuant to Section 4.1.1.
4.3    Mechanics of Conversion.
4.3.1    Notice of Conversion. In order for a holder of Convertible Preferred Stock to voluntarily convert shares of Convertible Preferred Stock into shares of Common Stock, such holder shall (a) provide written notice to the Corporation’s transfer agent at the office of the transfer agent for the Convertible Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent) that such holder elects to convert all or any number of such holder’s shares of Convertible Preferred Stock and, if applicable, any event on which such conversion is contingent and (b), if such holder’s shares are certificated, surrender the certificate or certificates for such shares of Convertible Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Convertible Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent). Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the shares of Common Stock to be issued. If required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. Unless a later time and date is otherwise specified by the Corporation, the close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such notice and, if applicable, certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time (i) issue and deliver to such holder of Convertible Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Convertible Preferred Stock represented by the surrendered certificate that were not converted into

Common Stock, and (ii) pay all declared but unpaid dividends on the shares of Convertible Preferred Stock converted.
4.3.2    Reservation of Shares. The Corporation shall at all times when the Convertible Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Convertible Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Convertible Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action that would cause an adjustment reducing the Conversion Price for any series of Convertible Preferred Stock below the then par value of the shares of Common Stock issuable upon conversion of such series of Convertible Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Conversion Price.
4.3.3    Effect of Conversion. All shares of Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon.
4.3.4    No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Convertible Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.
4.3.5    Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Convertible Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Convertible Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.
4.4    Adjustments to Convertible Preferred Stock Conversion Price for Diluting Issues.
4.4.1    Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:
(a)    “Additional Shares of Common Stock” means all shares of Common Stock issued (or, pursuant to Section 4.4.3 below, deemed to be issued) by the Corporation after the Original Issue Date (as defined below), other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)as to any series of Preferred Stock, shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on such series of Preferred Stock (including dividends payable in connection with dividends on other classes or series of stock);
(ii)shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 4.5, 4.6, 4.7 or 4.8;
(iii)shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Requisite Directors;
(iv)shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement;
(v)shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;
(vi)shares of Common Stock, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Requisite Directors;
(vii)shares of Common Stock, Options or Convertible Securities issued as acquisition consideration pursuant to the acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Requisite Directors;
(viii)shares of Common Stock issued in connection

with a firmly underwritten public offering of the Corporation’s Common Stock pursuant to an effective registration statement; or
(ix)shares of Common Stock, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Requisite Directors.
(b)    “Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.
(c)    “Option” means any rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.
(d)    “Original Issue Date” means the date on which the first share of Series A Preferred Stock is issued.
4.4.2    No Adjustment of Convertible Preferred Stock Conversion Price. No adjustment in the Conversion Price of any series of Convertible Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock (excluding the deemed issuance of Additional Shares of Common Stock resulting from any sale of Series A Preferred Stock pursuant to the Purchase Agreement) if the Corporation receives written notice from the Requisite Holders, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.
4.4.3    Deemed Issue of Additional Shares of Common Stock.
(a)    If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.
(b)    If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of any series of Convertible Preferred Stock pursuant to the terms of Section 4.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price of such series of Convertible Preferred Stock computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price for such series of Convertible Preferred Stock as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 4.4.3(b) shall have the effect of increasing the Conversion Price applicable to a series of Convertible Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price for such series of Convertible Preferred Stock in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price for such series of Convertible Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.
(c)    If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of a series of Convertible Preferred Stock pursuant to the terms of Section 4.4.4 (either because the consideration per share (determined pursuant to Section 4.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than the applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto determined in the manner provided in Section 4.4.3(a) shall be deemed to have been issued effective upon such increase or decrease becoming effective.
(d)    Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of any series of Convertible Preferred Stock pursuant to the terms of Section 4.4.4, the Conversion Price of such series of Convertible Preferred Stock shall be readjusted to such Conversion Price for such series of Convertible Preferred Stock as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.
(e)    If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is potentially subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of a series of Convertible Preferred Stock provided for in this Section 4.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section 4.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price of a series of Convertible Preferred Stock that would result under the terms of this Section 4.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price for such series of Convertible Preferred Stock that such issuance or amendment took place at the time such calculation can first be made. In the event an Option or Convertible Security contains alternative conversion terms, such as a cap on the valuation of the Corporation at which such conversion will be effected, or circumstances where the Option or Convertible Security may be repaid in lieu of conversion, then the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of such Option or Convertible Security shall be deemed not calculable until such time as the applicable conversion terms are determined.
4.4.4    Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4.4.3), without consideration or for a consideration per share less than the Conversion Price of a series of Convertible Preferred Stock in effect immediately prior to such issuance or deemed issuance, then the Conversion Price for such series of Convertible Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:
CP2 = CP1* (A + B) / (A + C).
For purposes of the foregoing formula, the following definitions shall apply:
(a)    “CP2” shall mean the Conversion Price of such series of Convertible Preferred Stock in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock;
(b)    “CP1” shall mean the Conversion Price of such series of Convertible Preferred Stock in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;
(c)    “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);
(d)    “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and
(e)    “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.
4.4.5    Determination of Consideration. For purposes of this Section 4.4, the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:
(a)    Cash and Property. Such consideration shall:

(i)insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;
(ii)insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and
(iii)in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.
(b)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.4.3, relating to Options and Convertible Securities, shall be determined by dividing:
(i)The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by
(ii)the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

4.4.6    Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price of a series of Convertible Preferred Stock pursuant to the terms of Section 4.4.4, then, upon the final such issuance, the Conversion Price for such series of Convertible Preferred Stock shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).
4.5    Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price of each series of Convertible Preferred Stock in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price of each series of Convertible Preferred Stock in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this Section 4.5 shall become effective at the close of business on the date the subdivision or combination becomes effective.
4.6    Adjustment for Certain Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price of each series of Convertible Preferred Stock in effect immediately before such event shall be decreased as of the time of such issuance or, if such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price of each such series of Convertible Preferred Stock then in effect by a fraction:
(1)    the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(2)    the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.
Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price of each series of Convertible Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price of each series of Convertible Preferred Stock shall be adjusted pursuant to this Section 4.6 as of the time of actual payment of such dividends or distributions; and (b) no such adjustment shall be made if the holders of such series of Convertible Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of such series of Convertible Preferred Stock had been converted into Common Stock on the date of such event.
4.7    Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Convertible Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Convertible Preferred Stock had been converted into Common Stock on the date of such event.
4.8    Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Convertible Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 4.4, 4.6 or 4.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Convertible Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such Convertible Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Convertible Preferred Stock, to the end that the provisions set forth in this Section 4.8 (including provisions with respect to changes in and other adjustments of the Conversion Price of each series of Convertible Preferred Stock) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Convertible Preferred Stock.
4.9    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price of a series of Convertible Preferred Stock pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Convertible Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such series of Convertible Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Convertible Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect for each series of Convertible Preferred Stock held by such holder, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of each such series of Convertible Preferred Stock.
4.10    Notice of Record Date. In the event:
(a)    the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Convertible Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or series or any other securities, or to receive any other security; or
(b)    of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(c)    of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Convertible Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Convertible Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Convertible Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.
5.    Mandatory Conversion.
5.1    Trigger Events. All outstanding shares of Voting Preferred Stock shall automatically be converted into shares of Voting Common Stock and all outstanding shares of Non-Voting Series A Preferred Stock shall automatically be converted into shares of Non-Voting Common Stock, at the then effective conversion rate as calculated pursuant to Sections 4.1.1 and 4.2, upon the earliest to occur of (the time of such conversion is referred to herein as the “Mandatory Conversion Time”):
(a)    (i) immediately prior to the closing of the sale of shares of Common Stock to the public at a price of at least $2.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $75,000,000 of gross proceeds to the Corporation and in connection with such offering the shares of Common Stock are listed for trading on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Board of Directors (a “Qualified IPO”); or
(b)    the date and time, or upon the occurrence of an event, specified by vote or written consent of the Requisite Holders.
5.2    Procedural Requirements. All holders of record of shares of Preferred Stock (or the applicable series thereof) shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock being converted that holds such shares of Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 5.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5.2. As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof or issue and deliver to such holder, or to his, her or its nominees, a notice of issuance of uncertificated shares and may, upon written request, issue and deliver a certificate for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof; and (b) pay any declared but unpaid dividends on the shares of Preferred Stock converted.
5A.    Special Mandatory Conversion.
5A.1.    Trigger Event. In the event that any holder of shares of Series A Preferred Stock does not participate in the Milestone Closing (as defined in the Purchase Agreement) by purchasing in the aggregate, in accordance with the terms of the Purchase Agreement, such holder’s Applicable Portion (as defined in the Purchase Agreement), (provided that, the Corporation has sent to each holder of Series A Preferred Stock at least 10 days written notice of, and the opportunity to purchase its Applicable Portion, then the shares of Series A Preferred Stock held by such holder) shall automatically, and without any further action on the part of such holder, be converted into shares of Voting Common Stock such that each ten (10) shares of Series A Preferred Stock held by such holder converts into one (1) share of Voting Common Stock, effective upon, subject to, and concurrently with, the consummation of the Milestone Closing. For purposes of determining the number of shares of Series A Preferred Stock owned by a holder, and for determining the number of Series A Preferred Stock a holder of Series A Preferred Stock Preferred Stock has purchased in the Milestone Closing, all shares of Series A Preferred Stock held by Affiliates (as defined below) of such holder shall be aggregated with such holder’s shares and all Series A Preferred Stock purchased by Affiliates of such holder shall be aggregated with the Series A Preferred Stock purchased by such holder (provided that no shares or securities shall be attributed to more than one entity or person within any such group of affiliated entities or persons). Such conversion is referred to as a “Special Mandatory Conversion.”
5A.2.    Procedural Requirements. Upon a Special Mandatory Conversion, each holder of shares of Series A Preferred Stock converted pursuant to Section 5A.1 shall be sent written notice of such Special Mandatory Conversion and the place designated for mandatory conversion of all such shares of Series A Preferred Stock pursuant to this Section 5A. Upon receipt of such notice, each holder of such shares of Series A Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that any such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A Preferred Stock converted pursuant to Section 5A.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the time of the Special Mandatory Conversion (notwithstanding the failure of the holder or holders thereof to surrender any certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Section 5A.2. As soon as practicable after the Special Mandatory Conversion and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock so converted, the Corporation shall (a) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Voting Common Stock issuable on such conversion in accordance with the provisions hereof and (b) pay any declared but unpaid dividends on the shares of Series A Preferred Stock converted.
5A.3.    Definitions. For purposes of this Section 5A, the following definitions shall apply:
5A.3.1    “Affiliate” shall mean, with respect to any holder of shares of Series A Preferred Stock, any person, entity or firm which, directly or indirectly, controls, is controlled by or is under common control with such holder, including, without limitation, any entity of which the holder is a partner or member, any partner, officer, director, member or employee of such holder and any venture capital fund or other investment fund now or hereafter existing of which the holder is a partner or member which is controlled by or under common control with one or more general partners, managing members or investment advisors of such holder or shares the same management company or investment advisor with such holder.
6.    Redemption. Other than as set forth in Section 2.3.2(b), the Preferred Stock is not redeemable at the option of the holder or the Corporation.
7.    Redeemed or Otherwise Acquired Shares. Unless approved by the Board of Directors and the Requisite Holders, any shares of Preferred Stock that are redeemed, converted or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption, conversion or acquisition. The Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.
8.    Waiver. Except as set forth in Section 3.3, Section 3.4 and except as otherwise set forth herein (including with respect to any provision that requires the approval or waiver of the Requisite Holders), (a) any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders that would otherwise be required to amend such right, powers, preferences, and other terms and (b) at any time more than one series of Preferred Stock is issued and outstanding, any of the rights, powers, preferences and other terms of any series of Preferred Stock set forth herein may be waived on behalf of all holders of such series of Preferred Stock by the affirmative written consent or vote of the holders of such series that would otherwise be required to amend such right, power, preference, or other term.
9.    Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic transmission in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.
FIFTH: Subject to any additional vote required by this Certificate of Incorporation or the Bylaws of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.
SIXTH: Subject to any additional vote required by this Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the

Corporation.
SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
EIGHTH: Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
NINTH: To the fullest extent permitted by law, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.
Any amendment, repeal or elimination of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of, or increase the liability of any director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to, such amendment, repeal or elimination.
TENTH To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.
Any amendment, repeal, modification or elimination of the foregoing provisions of this Article Tenth shall not (a) adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal, modification or elimination; or (b) increase the liability of any director, officer or agent of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such amendment, repeal, modification or elimination.
ELEVENTH: The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an officer or employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article Eleventh will only be prospective and will not affect the rights under this Article Eleventh in effect at the time of the occurrence of any actions or omissions to act giving rise to liability. Notwithstanding anything to the contrary contained elsewhere in this Certificate of Incorporation, in addition to any other vote required by law or this Certificate of Incorporation, the affirmative vote of the Requisite Holders will be required to amend or repeal, or to adopt any provisions inconsistent with this Article Eleventh.
TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the General Corporation Law or the Corporation’s certificate of incorporation or bylaws or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine or that otherwise relates to the internal affairs of the Corporation, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within 10 days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.
THIRTEENTH: If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any sentence of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.
* * *
3.    That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law.
4.    That this Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.
[Signature Page Follows]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on September 3, 2025.

By:	/s/ Travis Murdoch
President

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
BRAVEHEART BIO, INC.
Braveheart Bio, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),
DOES HEREBY CERTIFY:
1.    That the name of the Corporation is Braveheart Bio, Inc. and the Corporation was originally incorporated pursuant to the DGCL on May 13, 2024 under the name Braveheart Bio, Inc.
2.    That the Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments to the Amended and Restated Certificate of Incorporation of the Corporation currently in effect (the “Restated Certificate of Incorporation”), declaring said amendments to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendments are substantially as follows herein.
3.    That the third sentence of the first paragraph of Article FOURTH of the Restated Certificate of Incorporation be amended and restated to read in its entirety as follows:
“There are 335,500,000 shares of authorized Common Stock, $0.0001 par value per share (“Common Stock”), of which 303,000,000 are hereby designated as voting Common Stock, $0.0001 par value per share (“Voting Common Stock”) and 32,500,000 of which are hereby designated as non-voting Common Stock, $0.0001 par value per share (“Non-Voting Common Stock”) and 217,500,000 shares of authorized Preferred Stock, $0.0001 par value per share (“Preferred Stock”), 185,000,000 of which are hereby designated as “Series A Preferred Stock”, and 32,500,000 of which are hereby designated as “Non-Voting Series A Preferred Stock.”
4.    That the introductory clause of Article FOURTH, Part B, Section 2.3.1 of the Restated Certificate of Incorporation prior to Article FOURTH, Part B, Section 2.3.1(a) be amended and restated to read in its entirety as follows:
“Each of the following events shall be considered a “Deemed Liquidation Event” unless (i) the holders of a majority of the outstanding shares of Voting Preferred Stock, voting together as a single class on an as-converted to Common Stock basis and (ii) at least two of three of the Lead Investors (as defined in the Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”) dated as of September 3, 2025, as the same may be amended, restated or otherwise modified from time to time); provided such Lead Investor is not a Defaulting Purchaser (as defined in the Purchase Agreement) ((i) and (ii), the “Requisite Holders”), elect otherwise by written notice sent to the Corporation at least 10 days prior to the effective date of any such event; provided, however, that from and after the date when one or more Lead Investors is a Defaulting Purchaser, “Requisite Holders” shall mean the holders of a majority of the outstanding shares of Voting Preferred Stock, voting together as a single class on an as-converted to Common Stock basis:”

5.    That the first sentence of Article FOURTH, Part B, Section 3.2(a) of the Restated Certificate of Incorporation be amended and restated to read in its entirety as follows:
“At all times when any shares of Series A Preferred Stock remain outstanding (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization with respect to the Series A Preferred Stock), (x) the holders of record of the shares of Series A Preferred Stock, exclusively and voting together as a separate class on an as-converted to Common Stock basis, shall be entitled to elect four directors of the Corporation (the “Preferred Director”); and (y) the holders of record of the shares of Voting Common Stock, exclusively and voting together as a separate class, shall be entitled to elect two directors of the Corporation; and (ii) the holders of record of the shares of Voting Common Stock and of any other class or series of voting stock (including the Voting Preferred Stock), exclusively and voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect the balance of the total number of directors of the Corporation (the “At-Large Directors”).”
6.    That thereafter, the Corporation’s stockholders, acting by written consent in accordance with Section 228 of the DGCL, approved the amendments.
7.    That said amendments were duly adopted in accordance with the provisions of Section 242 of DGCL.
[Signature Page Follows]
2

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 17th day of October, 2025.

By:	/s/ Travis Murdoch
Travis Murdoch, Chief Executive Officer
SIGNATURE PAGE TO
CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF BRAVEHEART BIO, INC.

CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF BRAVEHEART BIO, INC.
Braveheart Bio, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
DOES HEREBY CERTIFY:
1.That the name of the Corporation is Braveheart Bio, Inc., that the Corporation was originally incorporated pursuant to the General Corporation Law on May 13, 2024 under the name Braveheart Bio, Inc.
2.That the Board of Directors of the Corporation duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation of the Corporation, as amended and currently in effect (the “Amended and Restated Certificate of Incorporation”), declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendments are as follows:
RESOLVED, that the following is hereby inserted into Article FOURTH immediately before the first sentence therein:
“Effective upon the filing of this Certificate of Amendment of Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), every 4.38 shares of Common Stock (as defined below) then issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time shall automatically be combined into one (1) share of Common Stock, without any further action by the holders of such shares (the “Reverse Stock Split”). The Reverse Stock Split will be effected on a certificate-by-certificate basis, and any fractional shares resulting from such combination shall be rounded down to the nearest whole share on a certificate-by-certificate basis. No fractional shares shall be issued in connection with the Reverse Stock Split. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Corporation’s Board of Directors. The Reverse Stock Split shall occur automatically without any further action by the holders of the shares of Common Stock and Preferred Stock affected thereby. All rights, preferences and privileges of the Common Stock and the Preferred Stock (as defined below) shall be appropriately adjusted to reflect the Reverse Stock Split in accordance with this Amended and Restated Certificate of Incorporation.”
3.     That the foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law.
4.     That said amendment has been duly adopted in accordance with Section 242 of the General Corporation Law.
5.     All other provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.
[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 29th day of July, 2026.

By:	/s/ Travis Murdoch
Name:	Travis Murdoch
Title:	Chief Executive Officer
SIGNATURE PAGE TO CERTIFICATE OF AMENDMENT